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                                                                     EXHIBIT 4.4

                                                  TRANSLATED FOR REFERENCE ONLY.

            EXCLUSIVE TECHNOLOGY DEVELOPMENT, TECHNOLOGY SUPPORT AND
                          TECHNOLOGY SERVICES AGREEMENT

This "Exclusive Technology Development, Technology Support and Technology Services Agreement" (hereinafter referred to as "this Agreement") is signed by the following parties on 8 June 2007 in Beijing:

Party A: Aero-Biotech Science & Technology Co., Ltd.
Domicile: A333, 6th Floor, Golden Resources Shopping Mall, No. 1 Yuanda Road, Haidian District, Beijing

Party B: Primalights III Agriculture Development Co., Ltd.
Domicile: Middle Area of Highway 73, Zhuang Er Shang Village, Huanglingxiang Upper Village, Xiaodian District, Taiyuan City

WHEREAS,

(1) Party A is a wholly foreign owned enterprise duly established and registered according to the laws of People's Republic of China (hereinafter referred to as "China", in this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Regions and Taiwan), its scope of business include: research and development of biotechnology in seed growing, provide technology transfer, technical consulting, technical service and technical training in seed growing, possessing the professional staff who specialized in agricultural seed growing development technology with practical experience.

(2) Party B is a limited liability company established and registered in accordance with Chinese law in Taiyuan City, Shanxi Province, China. Its business scope includes automation control greenhouse construction; yield farmland development; demonstration plots; corn seed production; crop seeds wholesale and retail; seedling seed production and wholesale and retail; livestock; processing and marketing of agricultural side products.

(3) Party A agrees to provide exclusive technology development and related services to Party B. Party B agrees to accept such services from Party A.

NOW, THEREFORE, the parties to this Agreement, by consensus, reached this Agreement as follows:

1. EXCLUSIVE CONSULTANCY AND SERVICES; MONOPOLIZED AND EXCLUSIVE INTERESTS

1.1 During the term of this Agreement, Party A agrees to act as the exclusive technology development, consulting and services provider, pursuant to the terms and condition under this Agreement, to the extent permitted under Chinese laws, to provide Party B the technology development, technical support and the related technical services, including but not limited to :

(1) conduct research and development in biotechnology of seed growing deputed by Party B;

(2) provide technical support to Party B as required;

(3) provide regular or ad hoc technology consulting services to Party B (including but not limited to provide feasibility discussion session, technology forecast, specific technology investigation, analysis evaluation report);

(4) conduct technical training for Party B's personnel;

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(5) provide on-site technology guidance to Party B when Party B needs to hire relevant technology personnel;

(6) assist Party B to carry out technology promotion, etc.

1.2 Party B agrees to accept the technology development, technical support and related technical services provided by Party A, and Party B further agrees that, unless with prior written consent of Party A, in this Agreement period, Party B shall not accept any or part of the technology development, technical support and services in connection with the abovementioned business provided by any third party.

1.3 Party B should promptly provide to Party A the plans and arrangement required for technology development, technical support or technical service.

2. CALCULATION, PAYMENT AND SECURITY OF TECHNOLOGY DEVELOPMENT AND SERVICE FEES (HEREINAFTER REFERRED TO AS "TECHNOLOGY SERVICES FEES")

2.1 Both parties agree to calculate and pay the technical services fee under this Agreement in accordance with the calculation formula and payment method listed in Annex 1 hereto.

2.2 Both parties shall be responsible to pay their respective taxes payable in accordance with the laws for signing or performing this Agreement. Party B, at the request of Party A, shall make every effort to assist Party A to acquire the sales tax exemption treatment in connection with all or part of the technical service income under this Agreement, including but not limited to, the provision of relevant documents and written agreements, in the format complied with the requirements of the relevant science and technology authority department, entered by Party A from time to time in connection with the scope of certain services hereunder, but the execution of such documents shall be subjected to the following conditions : (1) the provisions of such written agreement shall be consistent with this Agreement in principle, and that it shall not contradict with the provisions of this Agreement; and (2) the signing of such documents shall not in violation of the laws and regulations.

2.3 The Technology Service Fees payable under this Agreement shall be secured by the shareholders of Party B pledging its equity shares in Party B.

3. INTELLECTUAL PROPERTY

3.1 Except it is otherwise stipulated by the laws and regulations in China, the technology and the information developed and prepared by Party A for Party B during the course of providing technical development and technical services, and the intellectual property rights and any derivatives of the rights that Party A acquired under the performance of this Agreement and / or other jointly signed contract for the research and development shall be exclusively owned by Party A. These rights include, but are not limited to the right of patent application, ownership of proprietary technology, technical documentation and technical information of copyright or other intellectual property rights, rights to given license to others to use such intellectual property rights or to transfer such intellectual property rights.

3.2 During the course of performing this Agreement, if Party B needs to use proprietary technologies of Party A, both parties shall enter into another contract to stipulate the scope, manner and license fees of using the related exclusive technology license.

4. REPRESENTATION AND WARRANTY

4.1 Party A hereby represent and warrants as follows:

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4.1.1 Party A is a wholly foreign-owned enterprises legitimately registered, established and validly existing in accordance with Chinese laws;

4.1.2 Party A executes and performs this Agreement within the power and business scope of the company, with the necessary and appropriate corporate action and authorization, and obtained the necessary consent and approval of the government and third-party, and that it is not in violation of the restrictions or limitations under the laws and contracts binding or influential to it;

4.1.3 Once this Agreement is signed, it constitutes legal, valid, binding and enforceable obligations to Party A under the provisions of this Agreement.

4.2 Party B represents and warrants as follows:

4.2.1 Party B is a limited liability company legitimately registered, established and validly existing in accordance with Chinese laws. Its main business is agricultural forestry species development and production;

4.2.2 Party B executes and performs this Agreement within the power and business scope of the company, with the necessary and appropriate corporate action and duly authorization, and obtained the necessary consent and approval of the government and third-party, and that it is not in violation of the restrictions or limitations under the laws and contracts binding or influential to it;

4.2.3 Once this Agreement is signed, it constitutes legal, valid, binding and enforceable obligations to Party B under the provisions of this Agreement.

5. CONFIDENTIALITY

5.1 Party B agrees to make every effort to adopt all reasonable measures to protect Party A's confidential material and information (hereinafter referred to as "Confidential Information") that are known to or accessible by Party B because of the acceptance of the exclusive technology development, technology support and technology services by Party B; without the prior written consent of Party A, Party B shall not disclose, give or transfer such Confidential Information to any third party. Once this Agreement is terminated, Party B shall, at the request of Party A, return or destroy any document, information or software containing Confidential Information and delete any Confidential Information from all relevant memory device. Party B shall stop using such Confidential Information.

5.2 The parties acknowledge and confirm that any oral or written information exchanged between the parties in connection with this Agreement is confidential information. Without the written consent of the other party, both parties shall keep confidential all such information, a party shall not disclose any relevant information to any third parties, except under the following circumstances : (a) the public knows or will know such information (which is not disclosed by the information receiving party without authorization); (b) the disclosure of the information is required by the applicable laws or stock exchange rules or regulations; or (c) disclosure to the legal or financial advisors of either party in connection with the transaction described in this Agreement, and such legal or financial advisors shall comply with the similar duty of confidentiality as this provision. Any confidential information disclosed by the employees of either party or by an organization engaged by either party shall be deemed as the disclosure of such party. Such party shall assume the default responsibilities in accordance with this Agreement.

5.3 Both parties agree that regardless of whether this Agreement is invalid, modified, cancelled, terminated or non-operational, this Article 5 shall remain in effect.

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6. INDEMNIFICATION

Party B should indemnify Party A for any loss, damages, obligations and costs arising from any legal action, claim or other requests as a result of Party B's consulting request and content of services, and Party B shall keep Party A harmless.

7. EFFECTIVENESS AND TERM

7.1 This Agreement shall be effective on the date written on the first page.

7.2 This Agreement shall remain effective within the operating period of Party B unless it is early terminated by the provisions of another relevant contract entered separately by both parties or by this Agreement.

8. TERMINATION

8.1 EARLY TERMINATION. During the effective term of this Agreement, unless Party A commits gross negligence, fraud, other violations of law or bankruptcy, Party B shall not early terminate this Agreement. Notwithstanding the aforesaid covenant, Party A shall have the right to terminate this Agreement at any time by giving a thirty (30) days prior written notice to Party B. During the term of this Agreement, if Party B violates this Agreement and fails to remedy such default within fourteen (14) days after receiving a written notice of default from Party A, Party A can terminate this Agreement by serving a written notice to Party B.

8.2 PROVISIONS AFTER TERMINATION. After the termination of this Agreement, the rights and obligations of both parties provided in Articles 5, 10 and 12 under this Agreement shall remain in effect.

9. GOVERNING LAW

The validity, performance, interpretation and enforceability of this Agreement shall be governed by Chinese laws.

10. DISPUTE RESOLUTION

When any dispute arises in connection with the interpretation and performance of the provisions under this Agreement, both parties shall resolve the dispute through friendly consultation. If resolution cannot be reached within thirty
(30) days after the request to resolve the dispute is made by a party, eithery party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration venue shall be in Beijing; the language to conduct the arbitration is Chinese. The arbitral award shall be final and binding upon both parties.

11. FORCE MAJEURE

11.1 "Force majeure" refers to any event that is beyond the reasonable control of a party, it is unavoidable even under reasonable attention of the affected party, including but not limited to, acts of government, acts of nature, fire, explosion, typhoon, flood, earthquake, tidal, lightning or war. However, credit, capital or financing shortage shall not be deemed as matters beyond the party's reasonable control. The party, affected by "force majeure", seeks to be exempted from performing its responsibilities under this Agreement, shall promptly notify the other party regarding such responsibilities exemption matter and let the other party know the steps required in order to complete its performance.

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11.2 When the performance of this Agreement is delayed or prevented due to the aforementioned definition of the "force majeure", the affected party shall not assume any responsibility under this Agreement to the extent that it is within the scope of the delay or prevention. The affected party shall take appropriate measures to minimize or eliminate the impact of "force majeure" and take the effort to resume performance of the obligation delayed or prevented by the event of "force majeure". Once the event of "force majeure" is removed, both parties agree to resume the performance of this Agreement with their greatest efforts.

12. NOTICE

Notices or other communications required to be given by either party under this Agreement shall be written in English or Chinese and shall be delivered by hand delivery, registered mail, postage prepaid mail, or recognized courier service or facsimile to the following address of the relevant party or parties or to the other address notified by one party to the other party from time to time or to the address of another person it designated. The actual date when a notice is deemed delivered shall be determined in accordance with the following method:
(a) notice delivered by hand delivery, the date when the hand delivery is made;
(b) if the notice is sent by mail, on the tenth (10th) day after the date of posting (as indicated by postmark) of air registered mail (postage prepaid) or if it is send by courier service, on the fourth (4th) day after it is being delivered to an internationally recognized courier service; and (c) if a notice is sent by facsimile, the receiving time as shown on the transmission confirmation of the relevant documents is regarded as the actual time delivered.

Party A: Aero-Biotech Science & Technology Co., Ltd.
Address: A333, 6th Floor, Golden Resources Shopping Mall, No. 1 Yuanda Road, Haidian District, Beijing
Attention: Qian Zhaohua
Fax: 010-62109899
Tel: 010 - 62109288
Postal code: 100081

Party B: Primalights III Agriculture Development Co., Ltd.
Address: Middle Area of Highway 73, Zhuang Er Shang Village, Huanglingxiang Upper Village, Xiaodian District, Taiyuan City
Attention: Han Zhonglin
Fax: 0351-7123671
Tel: 0351 - 7870123
Postal Code: 030031

13. ASSIGNMENT

13.1 Party B shall not transfer its rights and undertaking of obligations under this Agreement to any third party without Party A's prior written consent.

13.2 Party B hereby agrees, under permission of Chinese law, Party A may transfer its rights and obligations under this Agreement to other third party when necessary. Party A just needs to notify Party B by written notice when the transfer occurs, no need to ask Party B's consent on such transfers.

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14. INTEGRITY

Both parties confirm, once this Agreement becomes effective, it shall constitute the entire agreement and understanding between the parties regarding the contents of this Agreement. It shall supersede all prior oral and / or written agreements and understanding reached by the parties related to the content of this Agreement.

15. SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable due to the inconsistency with the relevant law, then such provision shall be deemed invalid only to the extent within the scope of the related jurisdiction and that it shall not affect the legal effect of the other provisions in this Agreement.

16. AMENDMENT AND SUPPLEMENT

Both parties shall amend and supplement this Agreement by the form of a written contract. Through the proper execution of the relevant amendment agreement and supplemental agreement by the parties, such amendment and supplement agreement shall become an integral part of this Agreement with the same legal effect as this Agreement.

17. COUNTERPART

There are two original copies of this Agreement, each party hold one original copy, each original copy shall have the same legal effect.

IN WITNESS WHEREOF, the parties have caused their legal representatives, or their authorized representatives to sign this Agreement on the date first above written.

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Party A : Aero-Biotech Science & Technology Co., Ltd.


Legal Representative / Authorized Representatives: /s/ Qian Zhaohua
                                                   -----------------------------

Common seal : [Seal: Aero-Biotech Science & Technology Co., Ltd.]


Party B : Primalights III Agriculture Development Co., Ltd.


Legal Representative / Authorized Representatives: /s/ Zhang Mingshe
                                                   -----------------------------

Common seal : [Seal: Primalights III Agriculture Development Co., Ltd.]

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Annex 1 : The calculation and payment method of technical services fee

1. Formula for calculation

Both parties agree that Party B shall pay 20% after-tax profits of each fiscal year as the annual Technology Service Fee.

If Party A's last year technical services period is less than one year, technical services fee shall be calculated in accordance with the following formula:

Annual fee for last year's technical services
= The annual after-tax profit of such year x number of months of Party A's technical services / 12

In spite of the above, both parties agree the technical services fee for the year of 2007 shall be 20% of the after-tax profits of the second half of the year 2007.

2. Payment method

Every fiscal year Party A shall issue a settlement statement to Party B, according to the content of the services provided to Party B, and submit to Party B in writing for verification and confirmation. Party B shall pay the Technology Service Fees to Party A's designated account before April 30 annually. After the payable amount is transmitted, Party B shall facsimile or mail a copy of the remittance voucher to Party A.

3. Adjustment mechanism

If Party A deems that the pricing mechanism stipulated herein is inapplicable for some reason and that the pricing mechanism needs to be adjusted. Party A should negotiate with Party B actively and in good faith to determine a new standard or mechanism of charges, within [7] working days after Party A's written request for such adjustment.